SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                         (Amendment No.____________)*



             ---------------- SWIFT ENERGY CO. -------------------
                               (Name of Issuer)


             ---------------------- COMMON -----------------------
                        (Title of Class of Securities)


             --------------------- 870738101 ---------------------
                                (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                            13G                    Page __ of __ Pages



-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON  		RAINIER INVESTMENT MANAGEMENT, INC.
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------ 91-1457076 --------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)  [  ]
         (b)  [  ]

-------------------------------------------------------------------------------
   3   SEC USE ONLY



-------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION



----------------- SEATTLE, WASHINGTON U.S.A. ----------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------- 747,785 -------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------- 867,800 -------------------------------------------
                  8    SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------- 867,800 -------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


--------------------------- 5.26% ---------------------------------------------
  12   TYPE OF REPORTING PERSON*


--------------------------- IA ------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                            Page __ of __ Pages

Item 1.     (a)   Name of Issuer:	SWIFT ENERGY CO.


            (b)   Address of Issuer's Principal Executive Offices:


Item 2.     (a)   Name of Person Filing:	MARY E. VOLLERT


            (b)   Address of Principal Business Office:	RAINIER INVESTMENT
										MANAGEMENT, INC.
										601 UNION STREET
										SUITE 2801
										SEATTLE, WA  98101

            (c)   Citizenship:	U.S.A.


            (d)   Title of Class of Securities:	COMMON


            (e)   CUSIP Number: 	870738101


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]  Broker or Dealer registered under section 15 of the Act

            (b)   [ ]  Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]  Insurance Company as defined in section 3(a)(19) of the
                       Act

            (d)   [ ]  Investment Company registered under section 8 of the
                       Investment Company Act

            (e)   [X]  Investment Adviser registered under section 203 of the
                       Investment Advisers Act of 1940

            (f)   [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

            (g)   [ ]  Parent Holding Company, in accordance with Section
                       240.13d-1(b)(1)(ii)(G)

            (h)   [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                                            Page __ of __ Pages

Item 4.     Ownership.

Item 5.     Ownership of Five Percent or Less of a Class.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Item 8.     Identification and Classification of Members of the Group.

Item 9.     Notice of Dissolution of Group.

Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date:		6/8/98

By:		MARY E. VOLLERT
   -------------------------------